Exhibit 99.4

FIREFLY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the unaudited interim condensed consolidated financial statements for the three months ended March 31, 2024, of Firefly Neuroscience, Inc. (“Firefly”) and the related notes included elsewhere in this current report. The unaudited interim condensed consolidated financial statements for the three months ended March 31, 2024, discussed below reflect Firefly’s historical results of operations and financial position. This discussion and analysis contains forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties, and assumptions. See the section of this document titled “Cautionary Statement Regarding Forward-Looking Statements” in this current report. Firefly’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those factors described under the heading “Risk Factors” in the in the registration statement on Form S-4 filed by WaveDancer, Inc. with the Securities and Exchange Commission (the “SEC”) on January 22, 2024, as amended, and declared effective on February 6, 2024.

Overview

Firefly is a medical technology company that has developed its FDA-510(k) cleared Brain Network Analytics software platform (the “BNA Platform”) and is focused on advancing diagnostic and treatment approaches for people suffering from mental illnesses and cognitive disorders, including depression, dementia, anxiety disorders, concussions, and attention-deficit/hyperactivity disorder (“ADHD”). It has taken a period of 15 years and an investment of approximately $60 million, to develop the software, compile the requisite database of brain wave tests, gain patent protection, and receive FDA approval to market and sell the BNA Platform so, as of today, Firefly is in a position to undertake a commercial launch of the BNA Platform. Firefly believes there is great potential for such commercialization, both with respect to pharmaceutical companies in their drug research and clinical trial activities, as well as medical practitioners in their clinics.

The BNA Platform is a software as a medical solution (“SAMS”) that was developed using artificial intelligence (“AI”) and machine learning on Firefly’s extensive proprietary database of standardized, high-definition longitudinal electroencephalograms (“EEG”) of over 17,000 patients representing twelve disorders, as well as clinically normal patients. The BNA Platform, in conjunction with an FDA-cleared EEG system, can provide clinicians with comprehensive insights into brain function (cognition). These insights can enhance a clinician’s ability to accurately diagnose mental illnesses and cognitive disorders and to evaluate what therapy or drug is best suited to optimize a patient’s outcome.

The clinical utility of EEG technology to support better outcomes for patients with mental illnesses and cognitive disorders has been well documented. Historically, clinical adoption of EEG by medical professionals, including psychiatrists, neurologists, nurse practitioners and general practitioners, has been limited due to the complexity of interpreting EEG recordings and the inability to practically compare a patient’s brain function to that of a clinically normal age -matched patient. Firefly believes that without defining a standard deviation to the norm, it is not possible to objectively assess brain function. By establishing an objective baseline measurement of brain function, the BNA Platform enables clinicians to optimize patient care, leading to improved outcomes for people suffering from mental illnesses and cognitive disorders.

Firefly’s value proposition is supported by real-world use of the BNA Platform. Incorporating the BNA Platform as part of a patient management protocol demonstrated improved response rates, enhanced therapy compliance, reduced non-responder rates and a reduction in need for medication switching among patients. Further, Firefly believes that its extensive clinical database, when combined with advanced AI, provides the opportunity to identify clinically relevant biomarkers that will support better patient outcomes through precision medicine and companion diagnostics. We expect to gather additional data through the clinical deployments and clinical studies conducted by drug companies. This additional data should allow us to discover new biomarkers and objectively measure the impact of therapeutic interventions on patients of different types, further enhancing our platform’s effectiveness. Firefly believes that it will be able to enhance accurate diagnosis and predict what therapy or drug, or a combination thereof, is best suited to optimize patient outcomes. This represents a paradigm shift in how clinicians manage patients with mental illnesses and cognitive disorders holding the potential to transform brain health.

Recent Developments and Updates

Merger Agreement

On November 15, 2023, we entered into the Agreement and Plan of Merger (as amended, the “Merger Agreement”) with WaveDancer, Inc., a Delaware corporation (“WaveDancer”) and FFN Merger Sub, Inc. (“Merger Sub”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Firefly, with Firefly becoming a wholly-owned subsidiary of WaveDancer and the surviving corporation of the merger.

Series C Financing

Between October 17, 2023 and March 31, 2024, the Company raised $3,037,000 from a private placement issuance of 2,374,665 Series C units, comprised of Series C Preferred Stock and warrants to purchase up to 2,374,665 shares of common stock, which were sold at a combined purchase price of $1.28 per unit (“Series C Financing”). Each warrant has an exercise price of $2.56 per share (subject to adjustment from time to time in accordance with the terms thereof), is exercisable immediately upon issuance and expires at 4:30 p.m. (New York time) three years following the initial date of issuance.

Financial Operations Overview

Revenue

Revenue consists of BNA testing and the undertaking of projects.

Operating Expense

Research and Development Expense

Research and development expenses represent costs incurred to conduct research and development, such as the development of the BNA Platform. Firefly recognizes all research and development costs as they are incurred. Research and development expenses consist primarily of the following:

● salaries and benefits;

● consulting arrangements; and

● other expenses incurred to advance Firefly’s research and development activities.

The largest component of Firefly’s operating expenses has historically been the investment in research and development activities. Firefly expects research and development expenses will increase in the future as Firefly further refines and optimizes the BNA Platform and invests in is evolution. It is likely that Firefly will continue to evaluate opportunities and strategic partnerships to acquire or license other products and technologies, which may result in higher research and development expenses due to licensing fees and/or integrations.

Selling and Marketing Expenses

Selling and marketing expenses consist of employee-related expenses, including salaries, benefits, travel, clinical fees and other marketing functions, as well as fees paid for consulting services.

General and Administrative Expenses

General and administrative expenses consist of employee-related expenses, including salaries, benefits, travel and noncash stock-based compensation, and other administrative functions, as well as fees paid for legal, and accounting services, consulting fees and facilities costs not otherwise included in research and development expense. Legal costs include general corporate legal fees and patent costs. Firefly expects to incur additional expenses as a result of operating as a public company following completion of the merger, including expenses related to compliance with the rules and regulations of the SEC and Nasdaq, additional insurance, investor relations and other administrative expenses and professional services.

Other Income (Expense)

Other income (expense) consists primarily of interest bank fees and loan fees, foreign exchange gain or loss, loss on extinguishment of debt, gain or loss on sale of investments and gain or loss on sales of fixed assets.

Critical Accounting Estimates

The preparation of our financial statements is in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which require us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and other related disclosures. While we believe our estimates, assumptions and judgments are reasonable, they are based on information presently available. Actual results may differ significantly from these estimates due to changes in judgments, assumptions and conditions as a result of unforeseen events or otherwise, which could have a material impact on our financial position and results of operations.

Results of Operations

Comparison of the three months ended March 31, 2024 to the three months ended March 31, 2023

The following table sets forth amounts from our condensed consolidated statements of operations for the three months ended March 31, 2024 and 2023:

The following tables set forth Firefly’s results of operations for the periods presented:

	Three months ended March 31,
	$US, in thousands
	2024	2023	Change

REVENUE	12	5	7
OPERATING EXPENSES:
Research and development expenses, net	289	121	168
Selling and marketing expenses	249	133	116
General administration expenses	565	297	268
TOTAL OPERATING EXPENSES	1,103	551	552

OPERATING LOSS	1,091	546	545

OTHER (INCOME) EXPENSE
Interest, bank fees and loan fees	2	2	0
Unrealized (gain) loss on foreign exchange	28	-	28
Other (Income) Expenses	1	(1)	2
LOSS BEFORE INCOME TAX	1,122	547	575

Revenue

Revenue for the three months ended March 31, 2024, remained relatively flat, increasing by $7,000. The marginal increase of $7,000 is due to an increase in use by clinics operating the legacy BNA system.

Operating Expenses

Research and Development Expenses

Research and development expenses for the three months ended March 31, 2024 was $289,000, as compared to $121,000 for the three months ended March 31, 2023. This increase was primarily due to a significant increase in investment associated with the development of our next generation of BNA Platform.

Selling and Marketing Expenses

Selling and Marketing expenses was $249,000 for the three months ended March 31, 2024, increased by $116,000, or 83%, as compared to $133,000 for the for the three months ended March 31, 2023. This increase was primarily due to our updating of company branding in preparation of the reverse merger.

General and Administrative Expenses

General and Administrative expenses increased by $268,000 or 90% to $565,000 for the three months ended March 31, 2024, as compared to $297,000 for the three months ended March 31, 2023. This increase was primarily due to ongoing legal and professional costs associated with the merger as well as preparation of year end audited statements

Other (Income)Expenses

Other (Income) Expenses for the three months ended March 31, 2024, was $31,000 as compared to $1,000 for the three months ended March 31, 2023, an increase of $30,000 primarily due to of unrealized foreign exchange losses associated with operations in Canada and Israel.

Cash Flows

The following table sets forth the significant sources and uses of cash for the periods noted below:

	For the three months ended March 31,
	2024	2023
(in thousands)
Net cash (used in) provided by
Operating activities	$(1,319)	$(233)
Investing activities	$(131)	$—
Financing activities	$945	$276

Operating Activities

For the three months ended March 31, 2024, net cash used in operating activities was $1,319,000, as compared to $233,000 for the three months ended March 31, 2023. This increase in cash used is primarily due a reduction in liabilities, merger related costs and research costs associated with the development of the next generation BNA Platform.

Investing Activities

For the three months ended March 31, 2024, net cash used in investing activities was $131,000, compared to $nil for the three months ended March 31, 2023, which was attributed to our investment into the development of the next generation BNA Platform.

Financing Activities

For the three months ended March 31, 2024, net cash provided from financing activities was $945,000, as compared to $276,000 for the three months ended March 31, 2023. The increase of $669,000 was primarily due to the proceeds from the Series C Financing

Liquidity Outlook

For the remainder of fiscal year 2024, we expect to continue to incur negative cash flows from operations as we continue to make targeted investments in sales and marketing and research and development of our next generation BNA Platform.

Beyond the next 12 months, our ability to achieve profitability depends on the commercialization of our flagship product, the BNA Platform. We expect to incur significant costs for at least two to four years to commercialize and distribute our products, and we expect our expenses to increase in connection with our ongoing activities, particularly as we continue our research and development and expand our production capabilities as needed. As a result, we will require significant capital to support our ongoing operations and to drive our business strategy before we can be profitable.

Until we can generate adequate revenues from the sale of our products to cover our operating expenses and capital expenditure requirements, we expect to finance our operations through the sale of equity, debt financing, or other sources. There can be no guarantee that debt or equity financings will be available to us on commercially reasonable terms, if at all. Additionally, we may be unable to further pursue our business plan and we may be unable to continue operations. The report of our independent registered public accounting firm for the year ended December 31, 2023, states that there is substantial doubt about our ability to continue as a going concern.

The estimates and assumptions underlying our belief in the sufficiency of our capital resources in the short term and our ability to obtain capital resources in the long term may prove to be wrong, and we could exhaust our capital resources sooner than we expect and may not be able to obtain resources on favorable terms, or at all.